SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 22, 2005

LADENBURG THALMANN FINANCIAL SERVICES INC.

(Exact Name of Registrant as Specified in Charter)

Florida	1-15799	65-0701248

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 34th Floor, New York, New York	10022

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 409-2000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     In May 2004, the NASD contacted Ladenburg Thalmann & Co. Inc. (“Ladenburg”), the primary operating subsidiary of Ladenburg Thalmann Financial Services Inc. (“Company”), regarding an informal investigation into past activities by it, Ladenburg Capital Management Inc., a former operating subsidiary of the Company, and certain of their employees involving potential violations of NASD Rule 2440 and NASD Interpretive Memorandum 2440(c)(5) relating to fair prices and commissions. On September 15, 2004, Ladenburg received a “Wells Letter” from the staff of the NASD. The Wells Letter stated that the staff of the NASD intended to recommend that disciplinary action be brought against Ladenburg for violating certain conduct rules of the NASD, including NASD Conduct Rule 2440 and NASD Interpretive Memorandum 2440(c)(5) relating to fair prices and commissions, and Section 10(b) of the Securities Exchange Act of 1934, as amended. The NASD also delivered similar Wells Letters to five employees of Ladenburg generally alleging violations by them of the same NASD and SEC rules.

     Effective March 22, 2005, Ladenburg and the NASD have resolved this matter. Without admitting or denying the NASD’s allegations or findings, Ladenburg consented to entry of an Acceptance, Waiver and Consent in which the NASD found that Ladenburg violated NASD Conduct Rule 2440, NASD Interpretive Memorandum 2440(c)(5), and NASD Conduct Rules 2110 (by virtue of violating Sections 17(a)(2) and (3) of the Securities Act of 1933), 3010 and 2110. In connection with the settlement, Ladenburg has agreed to reimburse customers approximately $1.2 million, plus interest. Ladenburg will also be censured and pay a fine in the amount of $275,000. In addition, Ladenburg will retain an independent consultant to make recommendations concerning the adequacy of Ladenburg’s current policies and procedures concerning the above mentioned NASD rules.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2005

LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Salvatore Giardina
	Name:	Salvatore Giardina
	Title:	Executive Vice President and Chief Financial Officer

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